Exhibit 10.1

Translation

CISG HOLDINGS LIMITED

2006 Options Plan

Code: CISG2006010901

CISG HOLDINGS LIMITED (hereinafter referred to as “the Company”) is a corporation registered in the British Virgin Islands.

Participant:                    ID Number:

To attract and retain excellent talents and strengthen the sense of home of the management and technical personnel as well as encourage them to make greater contributions to the Company, a resolution on implementing options incentive plan is adopted at Company’s shareholders’ general meeting.

This document defines the detailed rules on granting to management and technical personnel the options under this Options Plan that can be converted into Company’s shares in future and binds upon the Company and the participants.

1.	Management

1.1	This options plan shall be managed by the Board of Directors of the Company. Except for the issues as mentioned in Article 5.1 and Article 6.1 below, which shall be decided by the shareholders’ meeting in accordance with relevant regulations, the decisions and interpretations made by the Board of Directors on all the issues related to this options plan shall be final and bind upon the participants.

2.	Granting of Options

2.1	Subject to Article 6 below, an offer to subscribe for Company’s options will be given by the Company to the participants as from the signing date of this Options Plan until it is terminated by the Board of Directors in writing (“Options Offer Period”).

2.2	Subject to Article 5 below, the Board of Directors of the Company shall be entitled to, in accordance with the provisions of this Options Plan, give the participants an offer to subscribe for Company’s options (“Options”) (“Options Subscription Offer”) at any time within the Options Offer Period. The holder of the Options will be conferred with the right to convert the options into the shares of the Company in accordance with the clauses of this Options Plan and the Options Subscription Offer. However, the quantity of the Options to be subscribed for by the participants shall be determined by the Board of Directors at its sole discretion. For avoidance of doubt, the Board of Directors of the Company shall have the absolute discretion to decide whether or not to give the Options Subscription Offer to any participant.

2.3	Within the Options Offer Period, the Board of Directors will give a written Options Subscription Offer to relevant participants. The participant shall accept the Options Subscription Offer within 21 days after the Company gives it according to the provisions of and in the manner as specified in the Options Subscription Offer if he/she agrees to accept the Options Subscription Offer.

2.4	If the participant concerned signs an Acceptance Letter in accordance with the provisions of the Options Subscription Offer and pays RMB10.00 as a consideration, this shall mean that he/she agrees to be granted with the options in accordance with the provisions of the Options Subscription Offer and this Options Plan.

3.	Exercise of Options

3.1	After accepting the Options Subscription Offer in accordance with relevant regulations and legally possessing the Options, the participant shall have the right to exercise all or part of the total [ ] options (the total share capital of CISG takes 650 million shares) if all the following conditions are satisfied:

(1)	Net profits of the Company in the year 2006 amount to RMB 75 million or above;

(2)	The participant has served the Company for 3 years or above; and

(3)	The participant is still an employee of the Company.

3.2	Subject to the provisions of this Options Plan, before the participant exercises the Options, he/she shall notify the Board of Directors in writing of his/her intention of options exercise and the proportion of the options to be exercised, and make a full payment in cash or by cheque to the Company for the exercise of the Options. The Company will issue the relevant shares to the participant within 21 days after receipt of the said written notification and full payment.

3.3	The Options shall be owned by the participant solely and shall not be transferred in any way whatsoever to any company or person without the consent of the Board of Directors. Besides, the participant shall not sell or pledge in any way, or create any charge or third party interest on, or reach any relevant arrangement or agreement on, the Options or any portion thereof, failing which all the Options granted to the participant shall be null and void.

3.4	Subject to Article 3.1 below, if the participant dies before the exercise of the Options, his/her successor shall be entitled to, according to the provisions of the Options Scheme, exercise the Options within 3 months after the right of succession becomes effective.

3.5

Upon exercising the Options or any part thereof pursuant to the provisions of the Options Scheme and this document, the participant shall become one of the Company shareholders and bound by the Articles of Association of the Company. In addition, the participant further agrees to entrust the Board of

Directors to exercise his/her voting power and other rights as a shareholder on his/her behalf. For the purpose of the full implementation of this Article, the participant, when being granted with relevant shares, shall sign a valid power of attorney whereby to authorize a member the Board of Directors to exercise his/her voting power as a shareholder on his/her behalf.

3.6	The Board of Directors shall have the right to give a written notice to the qualified legitimate holder of the Options for the exercise of the Options when it considers appropriate. In case the participant fails to exercise the Options in accordance with the provisions of the notice within the time limit, it will be regarded that the participant has abstained from exercising the Options unconditionally and irrevocably.

4.	Exercise Price of the Options

4.1	Within the period of validity of the Options, the participant, in accordance with the objective of the Options Scheme and subject to the clauses specified in this Options Plan, shall have the right to exercise the Options and the exercise price of the Options shall be calculated based upon the appraisal value determined by Dinghui Investment Fund in its injection of capital into the Company.

5.	Reorganization of the Company Equities

5.1	In case any change occurs to the Company share capital during the period of validity of the Options, including but not limited to expansion or reduction of authorized share capital, capitalization of profits or reserve and right issue or funding, the Board of Directors, according to the advice of the Company’s accountant, will make corresponding adjustment regarding the change in the quantity of company shares the Options may be converted into and in the exercise price as consequence of change to the equity capital, and submit it to the shareholders’ meeting for approval. The convertible quantity and the exercise price approved by the Company’s shareholders’ meeting shall be the final decision.

5.2	Subject to Article 5.4 below, if the Company is acquired by a third party during the period of validity of the Options, the participant shall still exercise the options in accordance with the granting period provided such granting period has not expired.

5.3

Subject to Article 5.4 below, if the Company successfully gets listed in the stock exchange during the period of validity of the Options, the participant shall still exercise the options in accordance with the granting period provided such granting period has not expired. Under the premise that all relevant regulations of the stock exchange where the Company is listed have not been violated, the Company will make every effort to enable the shares corresponding to the exercised or to be exercised Options of the participants to circulate in the said stock exchange. The Board of Directors, according to the equity structure of the Company at the moment when it gets listed, will make corresponding conversion on both exercised and unexercised Options of the participant. Meanwhile, subject to the requirements of the stock exchange or its supervisory institution of the place where the Company is planning to get listed, or for compliance with the laws in the jurisdiction territory where the Company is planning to get listed, and under the premise that the original rights and interests of the participant in this Options Plan is secured while no negative impact is imposed upon the getting-listed plan, the participant agrees that the detailed rules of the options scheme shall be modified accordingly to facilitate the getting-listed plan of the Company.

5.4	If a plan of reorganization, merger, financing or getting-listed regarding the Company or its subsidiaries arises during the period of validity of the Options scheme, the participant, under the premise that the original rights and interests of the participant in this Options Plan is secured while no negative impact is imposed upon the above plan, agrees that the detailed rules of the options scheme shall be modified accordingly to facilitate the smooth implementation and execution of such plan.

5.5	The participant shall not transfer his exercised shares except for some “special conditions” besides getting-listed of the Company. The shareholders of the Company shall have the priority to buy the shares to be transferred in accordance with their shareholding ratio; however the price for such deal and the definition of “special conditions” shall be interpreted and determined by the Board of Directors of the Company.

6.	Termination of the Options Plan

6.1	The shareholders’ meeting shall have the right to terminate the Options Plan if 60% of the shareholders present at the meeting agree to do so. After the Options Plan is terminated, the Board of Directors shall not give any person concerned the offer to subscribe for the Options, however the Options Subscription Offer that has already been accepted prior to the termination of the Options Plan maintains its effectiveness. For avoidance of doubt, the termination of the Options Plan mentioned herein is for the sole purpose to stop giving the Options subscription Offer, except for which the provisions in this document on the Options Plan are still applicable and effective in all respects.

7.	Miscellaneous

7.1	The participant, before accepting the Options Subscription Offer or exercising the Options, shall ensure that he has obtained all necessary approvals or consents for such actions.

7.2	The participant himself shall be responsible for any taxation obligation/liability arising from his participation in this Plan or acceptance of the Options Subscription Offer or exercise of the Options.

7.3	This Agreement does not mean that the participant has the right to continue his employment in the Company or its subsidiaries, nor the right to impose any influence on the company or its subsidiaries concerning the termination of employment relation between them.

7.4	This Agreement shall be binding upon both parties hereto as well as the successor and authorized person of the Company and the successor and legal representative of the participant.

7.5	Any dispute arises out of or from the performance of this Agreement shall be resolved by both parties in accordance with the laws of the Hong Kong SAR.

CISG HOLDING LIMITED

Chairman of the Board:

January 9th, 2006